                                                                    EXHIBIT 11.1
                             MCLEODUSA INCORPORATED

           COMPUTATION OF LOSS PER COMMON AND COMMON EQUIVALENT SHARE

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                                            JUNE 30,                JUNE 30,
                                                      ---------------------  -----------------------
                                                         1997       1996        1997        1996
                                                      ----------  ---------  ----------  -----------
Computation of weighted average number
 of common shares outstanding and
 common equivalent shares: (A)
Common shares, Class A, outstanding at
 the beginning of the period........................     36,920     16,410      36,173       16,387
Common shares, Class B, outstanding at
 the beginning of the period (B)....................     15,626     15,626      15,626       15,626
Weighted average number of shares issued
 during the period (C)..............................         37      2,913         657        1,457
Common equivalent shares attributable
 to stock options granted (D).......................        ---      5,019         ---        5,019
Common stock issued (C).............................        ---        ---         ---           23
                                                       --------    -------    --------      -------
Weighted average number of common shares
  and common equivalent shares......................     52,583     39,968      52,456       38,512
                                                       ========    =======    ========      =======
Net loss............................................   $(16,496)   $(4,543)   $(29,851)     $(8,883)
                                                       ========    =======    ========      =======
Loss per common and common equivalent  share........     $(0.31)    $(0.11)     $(0.57)      $(0.23)
                                                       ========    =======    ========      =======
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(A) All shares have been adjusted to give effect to the 3.75 for 1 stock split effected in the form of a stock dividend effective March 28, 1996.

(B) The Class B common stock, $.01 par value per share is convertible on a one-for-one basis at any time at the option of the holder into Class A common stock. As of June 30, 1997, all shares of Class B common stock had been converted into shares of Class A common stock.

(C) All stock issued during the three months ended March 31, 1996 was within the twelve-month period discussed in (D) below. As a result, the shares issued at prices below the assumed initial public offering price during this period have been included in the calculation as if they were outstanding for the entire period.

(D) All stock options are anti-dilutive, however, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options granted with exercise prices below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement filed in connection with the Company's initial public offering have been included in the calculation of common stock equivalent shares as if they were outstanding for all periods through June 30, 1996, the quarter in which the initial public offering was completed.